Exhibit 16.1
May 14, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated May 9, 2025, of Quanterix Corporation and are in agreement with the statements contained in the first sentence of the first paragraph and the second, third, fourth, fifth, sixth, seventh, eighth and ninth paragraphs under (a) Dismissal of Previous Independent Registered Public Accounting Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP